1 Summit Therapeutics Announces Updated Phase II Data for Ivonescimab at 42nd Annual J.P. Morgan Healthcare Conference Phase II 24-Month OS Rate of 64.8% in 1L Squamous NSCLC Patients Phase II mOS of 22.5 Months in 2L+ EGFRm, TKI-progressed NSCLC Patients Catalyst Events Expected in Q2 2024 for Two Randomized Phase III Trials Evaluating Ivonescimab in China Conducted by Akeso, including Head-to-Head vs. Pembrolizumab Miami, FL, January 08, 2024 – Summit Therapeutics Inc. (NASDAQ: SMMT) (“Summit,” “we,” or the “Company”) today announced substantial updates to the promising development of ivonescimab, as well as near-term corporate catalysts that it will present at the 42nd Annual J.P. Morgan Healthcare Conference on Tuesday, January 09, 2024, at 1:30 PM PT in San Francisco, CA. AK112-201 (NCT04736823) is an open-label Phase II study evaluating ivonescimab plus chemotherapy across three cohorts of patients. In part, data generated from this trial has supported Summit’s decision to advance ivonescimab into two global Phase III clinical trials. Updated data includes patients from Cohorts 1 & 2 of this study: • Cohort 1: Patients with first line advanced or metastatic non-small cell lung cancer (NSCLC) without actionable genomic alterations (i.e., patients’ tumors do not have actionable mutations in endothelial growth factor receptor (EGFR) or anaplastic lymphoma kinase (ALK)). o The updated data centers on the 63 patients whose tumor is of squamous histology. • Cohort 2: Patients with second or third line advanced or metastatic NSCLC whose tumors are positive for EGFR mutations (EGFRm) and have progressed following an EGFR tyrosine kinase inhibitor (TKI) (n=19). Notably, the estimated 1-year overall survival rate was 85.6%, and the 2-year overall survival rate was 64.8% for patients in Cohort 1 with squamous histology NSCLC. After a median follow-up time of 21.0 months, the median overall survival (OS) was not reached.1 The frequency of treatment-related adverse events (TRAEs) leading to discontinuation of ivonescimab was 11%; there were no TRAEs leading to the death of a patient. The most frequent treatment-emergent adverse events were anemia, decreased neutrophil counts, and decreased white-blood cell counts. The 19 patients in Cohort 2, primarily second or third line patients with EGFRm NSCLC, demonstrated a median overall survival of 22.5 months. After a median follow-up time of 25.8 months, the estimated 1-year overall survival rate was 74%.1 Ivonescimab had an acceptable safety profile in combination with platinum-doublet chemotherapy for patients with advanced or metastatic NSCLC who had progressed following an EGFR-TKI. There were no TRAEs leading to permanent discontinuation of therapy or patient death. 1 Akeso, Inc. Press Release, January 8, 2024.

AK112-201 Phase II Trial[1]	Cohort 1: 1L SQ-NSCLC only (n=63)	Cohort 2: 2L / 3L+ EGFR-TKI Progressors NSCLC (n=19)
Overall Response Rate (ORR)*	67%	68%
Disease Control Rate (DCR)*	95%	95%
Median Duration of Response (DOR)*	12.8 months	8.7 months
Median PFS (95% CI)	11.1 months (9.5 – 16.3 months)	8.5 months (5.5 – 13.3 months)
Median OS (95% CI)	Not Reached (22.5 months – NE**)	22.5 months (10.4 months – NE**)
12-month OS Rate	85.6%	73.7%
24-month OS Rate	64.8%	40.9%

* Confirmed responses for patients with at least one post-baseline scan; SQ-NSCLC n=60; EGFR-TKI n=19
** NE – Not Established

AK112-201 is a clinical trial that is sponsored and conducted in China by our collaboration and licensing partner, Akeso, Inc. (HKEX Code: 9926.HK). The aforementioned data related to AK112-201 was generated and analyzed by Akeso.

Summit is enrolling patients in two global Phase III clinical trials involving ivonescimab:

- HARMONi intends to evaluate ivonescimab combined with chemotherapy compared to a placebo plus chemotherapy in patients with EGFR-mutated, locally advanced or metastatic non-squamous NSCLC who have progressed after treatment with a third-generation EGFR TKI (NCT05184712), and
- HARMONi-3 is designed to evaluate ivonescimab combined with chemotherapy compared to pembrolizumab combined with chemotherapy in patients with 1L metastatic squamous NSCLC (NCT05899608).

Near-Term Catalyst Events for Summit & the Development of Ivonescimab

In addition to the ongoing Phase III clinical trials sponsored by Summit, Akeso is sponsoring four Phase III clinical trials investigating ivonescimab in China in NSCLC. Near-term catalyst events for both Summit and Akeso include expected key milestones for two of Akeso's Phase III randomized clinical trials evaluating ivonescimab in China:

- AK112-301, which reflects the patient population of Summit's HARMONi trial, was submitted for marketing approval to the Chinese health authority in 2023, and a decision from the Chinese Center for Drug Evaluation (CDE) is expected in Q2 2024, along with a read-out of topline data from the study by Akeso, and
- AK112-303, which is evaluating monotherapy ivonescimab vs. pembrolizumab in 1L NSCLC patients whose tumors have a PD-L1 TPS $\geq$1%, has a planned interim analysis by Akeso, which is expected to be completed in Q2 2024.

Both studies represent ivonescimab in randomized, pivotal clinical trials against the standard of care in their respective settings.

"As the data continues to mature in Phase II studies evaluating ivonescimab, including data related to the survival of patients impacted by these terrible diseases, our belief and conviction in ivonescimab is reinforced," stated Summit's Chief Executive Officers, Robert W. Duggan and Dr. Maky Zanganeh. "The speed and purpose with which Team Summit acts reflect the opportunity to accomplish our mission of making a significant difference in the

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3 lives of patients facing difficult odds from a cancer diagnosis. We believe that the potential created by the differentiated mechanism of action and supporting trial data for ivonescimab deserves a swift development plan to bring ivonescimab to those patients who can benefit most. We are honored to work with our partners at Akeso to continue to strive to achieve this common goal.” In addition to live attendance at the JPM 2024 conference, the audio presentation will be available live from our website: www.smmttx.com. Update Regarding Current Financial Position As of December 31, 2023, the company’s preliminary unaudited balance of cash, cash equivalents, and short- term investments was no less than $186 million -. This amount is preliminary and is subject to completion of financial closing procedures. As a result, this amount may differ materially from the amount that will be reflected in the Company’s consolidated financial statements for the year ended December 31, 2023. About Ivonescimab Ivonescimab, known as SMT112 in Summit’s license territories, the United States, Canada, Europe, and Japan, and as AK112 in China and Australia, is a novel, potential first-in-class investigational bispecific antibody combining the effects of immunotherapy via a blockade of PD-1 with the anti-angiogenesis effects associated with blocking VEGF into a single molecule. Ivonescimab displays unique cooperative binding to each of its intended targets with higher affinity when in the presence of both PD-1 and VEGF. This could differentiate ivonescimab as there is potentially higher expression (presence) of both PD-1 and VEGF in tumor tissue and the tumor microenvironment (TME) as compared to normal tissue in the body. Ivonescimab’s tetravalent structure (four binding sites) enables higher avidity (accumulated strength of multiple binding interactions) in the tumor microenvironment with over 18 fold increased binding affinity to PD-1 in the presence of VEGF in vitro, and over 4 times increased binding affinity to VEGF in the presence of PD-1 in vitro.2 This tetravalent structure, the intentional novel design of the molecule, and bringing these two targets into a single bispecific antibody with cooperative binding qualities have the potential to direct ivonescimab to the tumor tissue versus healthy tissue. The intent of this design is to improve upon previously established efficacy thresholds, in addition to side effects and safety profiles associated with these targets. Ivonescimab was discovered by Akeso Inc. (HKEX Code: 9926.HK) and is currently engaged in multiple Phase III clinical trials. Summit has begun its clinical development of ivonescimab in NSCLC, commencing enrollment in 2023 in its two Phase III clinical trials. Over 1,600 patients have been treated with ivonescimab in clinical studies in China and Australia, with enrollment beginning in 2023 in Summit's license territories. About Lung Cancer Lung cancer is believed to impact approximately 600,000 people across the United States, United Kingdom, Spain, France, Italy, Germany, and Japan.3 NSCLC is the most prevalent type of lung cancer and represents approximately 80% to 85% of all incidences.4 Among patients with non-squamous NSCLC, approximately 15% 2 Zhong, et al, SITC 2023 3 American Cancer Society: www.cancer.org/cancer/types/lung-cancer/about/key-statistics.html (Accessed Jan 2024); World Health Organization: International Agency for Research on Cancer, Globocan data by country (UK, Spain, France, Italy, Germany); Japan National Cancer Registry. 4 Schabath MB, Cote ML. Cancer Progress and Priorities: Lung Cancer. Cancer Epidemiology, Biomarkers & Prevention. (2019).

4 have EGFR-sensitizing mutations in the United States and Europe.5 Patients with squamous histology represent approximately 25% to 30% of NSCLC patients. 6 About Summit Therapeutics Summit was founded in 2003 and our shares are listed on the Nasdaq Global Market (symbol ‘SMMT’). We are headquartered in Miami, Florida, and we have additional offices in Menlo Park, California, and Oxford, UK. Summit’s mission, in part, is to develop patient, physician, caregiver, and societal-friendly medicinal therapies intended to improve quality of life, increase potential duration of life, and resolve serious unmet medical needs. For more information, please visit https://www.smmttx.com and follow us on X (formerly Twitter) @summitplc. Contact Summit Investor Relations: Dave Gancarz Chief Business & Strategy Officer investors@smmttx.com Summit Forward-looking Statements Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, entry into and actions related to the Company’s partnership with Akeso Inc., the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, potential acquisitions and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward- looking statements as a result of various important factors, including the results of our evaluation of the underlying data in connection with the development and commercialization activities for ivonescimab, the outcome of discussions with regulatory authorities, including the Food and Drug Administration, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials, the results of such trials, and their success, and global public health crises, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, whether business development opportunities to expand the Company’s pipeline of drug candidates, including without limitation, through potential acquisitions of, and/or collaborations with, other entities occur, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" section of filings that the Company makes with the Securities and Exchange Commission. Any change to our ongoing trials could cause delays, affect our future expenses, and add uncertainty to our commercialization efforts, as well as to affect the likelihood of the successful completion of clinical development of ivonescimab. Accordingly, readers should not place undue reliance on 5 About EGFR-Positive Lung Cancer | Navigating EGFR (lungevity.org) 6 Schabath MB, Cote ML. Cancer Progress and Priorities: Lung Cancer. Cancer Epidemiology, Biomarkers & Prevention. (2019).

5 forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

6 Appendix: Glossary of Critical Terms Contained Herein Affinity – Affinity is the strength of binding of a molecule, such as a protein or antibody, to another molecule, such as a ligand. Avidity – Avidity is the accumulated strength of multiple binding interactions. Angiogenesis – Angiogenesis is the development, formation, and maintenance of blood vessel structures. Without sufficient blood flow, tissue may experience hypoxia (insufficient oxygen) or lack of nutrition, which may cause cell death.7 Cooperative binding – Cooperative binding occurs when the number of binding sites on the molecule that can be occupied by a specific ligand (e.g., protein) is impacted by the ligand’s concentration. For example, this can be due to an affinity for the ligand that depends on the amount of ligand bound or the binding strength of the molecule to one ligand based on the concentration of another ligand, increasing the chance of another ligand binding to the compound.8 Immunotherapy – Immunotherapy is a type of treatment, including cancer treatments, that help a person’s immune system fight cancer. Examples include anti-PD-1 therapies.9 PD-1 – Programmed cell Death protein 1 is a protein on the surface of T cells and other cells. PD-1 plays a key role in reducing the regulation of ineffective or harmful immune responses and maintaining immune tolerance. However, with respect to cancer tumor cells, PD-1 can act as a stopping mechanism (a brake or checkpoint) by binding to PD-L1 ligands that exist on tumor cells and preventing the T cells from targeting cancerous tumor cells.10 PD-L1 – Programmed cell Death Ligand 1 is expressed by cancerous tumor cells as an adaptive immune mechanism to escape anti-tumor responses, thus believed to suppress the immune system’s response to the presence of cancer cells. 11 PD-L1 TPS – PD-L1 Tumor Proportion Score represents the percentage of tumor cells that express PD-L1 proteins. PFS – Progression-Free Survival. SQ-NSCLC – Non-small cell lung cancer tumors of squamous histology. T Cells – T cells are a type of white blood cell that is a component of the immune system that, in general, fights against infection and harmful cells like tumor cells.12 Tetravalent – A tetravalent molecule has four binding sites or regions. 7 Shibuya M. Vascular Endothelial Growth Factor (VEGF) and Its Receptor (VEGFR) Signaling in Angiogenesis: A Crucial Target for Anti- and Pro- Angiogenic Therapies. Genes Cancer. 2011 Dec;2(12):1097-105. 8 Stefan MI, Le Novère N. Cooperative binding. PLoS Comput Biol. 2013;9(6) 9 US National Cancer Institute, a part of the National Institute of Health (NIH). https://www.cancer.gov/about- cancer/treatment/types/immunotherapy. Accessed October 2023. 10 Han Y, et al. PD-1/PD-L1 Pathway: Current Researches in Cancer. Am J Cancer Res. 2020 Mar 1;10(3):727-742. 11 Han Y, et al. PD-1/PD-L1 Pathway: Current Researches in Cancer. Am J Cancer Res. 2020 Mar 1;10(3):727-742. 12 Cleveland Clinic. https://my.clevelandclinic.org/health/body/24630-t-cells. Accessed October 2023.

7 Tumor Microenvironment – The tumor microenvironment is the ecosystem that surrounds a tumor inside the body. It includes immune cells, the extracellular matrix, blood vessels and other cells, like fibroblasts. A tumor and its microenvironment constantly interact and influence each other, either positively or negatively.13 VEGF – Vascular Endothelial Growth Factor is a signaling protein that promotes angiogenesis. 14 13 MD Anderson Cancer Center. https://www.mdanderson.org/cancerwise/what-is-the-tumor-microenvironment-3-things-to-know.h00- 159460056.html. Accessed October 2023. 14 Shibuya M. Vascular Endothelial Growth Factor (VEGF) and Its Receptor (VEGFR) Signaling in Angiogenesis: A Crucial Target for Anti- and Pro- Angiogenic Therapies. Genes Cancer. 2011 Dec;2(12):1097-105.